Exhibit 99.1

Contact:

Investors:	News Media:
Maggie Morris	Linda Megathlin
Investor Relations Director	Communications Director
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. PRICES INITIAL PUBLIC OFFERING

Almelo, the Netherlands – March 10, 2010 – Sensata Technologies Holding N.V. (NYSE: ST) today announced the pricing of the initial public offering of 31,600,000 ordinary shares at a price to the public of $18.00 per share. The shares will begin trading on the New York Stock Exchange on March 11, 2010 under the ticker symbol “ST.” Sensata Technologies is offering 26,315,789 ordinary shares and selling shareholders are offering 5,284,211 ordinary shares. The underwriters have a 30-day option to purchase up to an additional 4,740,000 ordinary shares from the selling shareholders at the initial public offering price.

Morgan Stanley, Barclays Capital, Goldman, Sachs & Co., BofA Merrill Lynch and J.P. Morgan are acting as joint book-running managers for the offering. Citi, Credit Suisse, BMO Capital Markets, Oppenheimer & Co. and RBC Capital Markets are acting as co-managers.

A registration statement relating to this offering was declared effective by the Securities and Exchange Commission on March 10, 2010. This offering is being made solely by means of a prospectus, copies of which may be obtained from: Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, or by calling (866) 718-1649 or by emailing prospectus@morganstanley.com; or Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (888) 603-5847 or by emailing barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V., a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls.